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NEWS RELEASE                       CONTACT:  Cynthia W. Lee
                                             Corporate Communications
                                             (612) 475-7936

                                             FOR IMMEDIATE RELEASE

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TCF FINANCIAL CORPORATION
801 Marquette Avenue,
Minneapolis, Minnesota 55402-3475


                    TCF ISSUES COMMON SHARES ON CONVERSION OF
           GREAT LAKES NATIONAL BANK MICHIGAN SUBORDINATED DEBENTURES

     Minneapolis, June 10, 1997 -- TCF Financial Corporation (TCF) (NYSE:TCB) announced today that it has authorized the issuance of approximately 419,000 shares of common stock in connection with the optional conversion by the debenture holders of all of the remaining $7.1 million of the Great Lakes National Bank Michigan 7-1/4 percent convertible subordinated debentures due 2011. IBJ Schroder Bank & Trust Company acted as conversion and paying agent for the debentures. Georgeson & Company Inc. acted as information agent for the debentures.

     TCF earlier announced that on June 16 Great Lakes National Bank Michigan would redeem the debentures at par plus accrued and unpaid interest to the date of redemption. The debentures were convertible into TCF common stock at the conversion price of $17.04 per share plus cash in lieu of fractional shares. The deadline for holders to convert their debentures into TCF common stock was June 9.

     TCF is a $7 billion national bank holding company based in Minneapolis.
Its bank subsidiaries operate in Minnesota, Illinois and Wisconsin as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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